EXHIBIT 5


                         February 15, 1995



  The Board of Directors
  Conrail Inc.
  2001 Market Street
  Philadelphia, Pennsylvania

  Gentlemen:

            We have acted as counsel for Conrail Inc. (the "Company") in connection with the preparation and filing of a registration statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, with the Securities and Exchange Commission, pursuant to which 98,600 Phantom Shares and 98,600 shares of the Company's Common Stock (the "Common Shares") are being registered for issuance in connection with the Company's Annual Performance Achievement Reward Plan For 1994 For Non-Officers (the "Plan").

            We have reviewed the Plan, draft resolutions we understand will be presented to the Company's Board of Directors at its meeting today, and the Articles of Incorporation and By-Laws of the Company. We have examined the originals, or copies certified or otherwise identified to our satisfaction, of corporate records of the Company, statutes and other instruments and documents as we have deemed necessary as the basis for the opinion expressed herein. We have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

            We have assumed for purposes of this opinion that the Board of Directors of the Company at its meeting today will reserve 98,600 authorized but unissued shares of the Company's Common Stock for issuance in connection with the Plan and will authorize the issuance of the Phantom Shares and the Common Shares pursuant to the Plan. We have further assumed for


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purposes of this opinion that the Common Shares will remain available for issuance in connection with the Plan and that the Plan and the authorizations in connection therewith will remain in effect until the issuance of the Common Shares.

            Based upon the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that the Phantom Shares and the Common Shares, when issued pursuant to the terms of the Plan, will be duly authorized, validly issued, fully paid and non-assessable.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                Very truly yours,

                                HARKINS CUNNINGHAM
                                1800 One Commerce Square
                                2005 Market Street
                                Philadelphia, PA 19103-7042



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